UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Beneficial Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Beneficial Bancorp, Inc.  The meeting will be held at the Company’s headquarters located at Beneficial Bank Place, 1818 Market Street, 12th Floor, Philadelphia, Pennsylvania on Thursday, May 21, 2015 at 8:30 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.  Directors and officers of the Company, as well as representatives of KPMG LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to vote via the Internet, by telephone or by completing and mailing a proxy card promptly.   If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Gerard P. Cuddy
President and Chief Executive Officer

Beneficial Bank Place

1818 Market Street

Philadelphia, PA 19103

(215) 864-6000

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m., local time, on Thursday, May 21, 2015

PLACE	Beneficial Bank Place
1818 Market Street
Philadelphia, Pennsylvania 19103

ITEMS OF BUSINESS	(1)	To elect one director to serve for a term of three years.

	(2)	To ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

	(3)	To vote on a non-binding resolution to approve the compensation of our named executive officers; and

	(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 23, 2015.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone or by completing and returning a proxy card or voting instruction card. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors,

William J. Kline, Jr.
Corporate Secretary

Philadelphia, Pennsylvania
April 10, 2015

BENEFICIAL BANCORP, INC.

PROXY STATEMENT

BENEFICIAL BANCORP, INC.

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Beneficial Bancorp, Inc. for the 2015 annual meeting of stockholders and for any adjournment or postponement of the meeting.  In this proxy statement, we may also refer to Beneficial Bancorp, Inc. as “Beneficial Bancorp,” the “Company,” “we,” “our” or “us.” Beneficial Bancorp, Inc. is the holding company for Beneficial Bank, which has also previously operated under the name Beneficial Mutual Savings Bank.  In this proxy statement, we may also refer to Beneficial Bank as the “Bank.”

We are holding the 2015 annual meeting at the Company’s headquarters located at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania on Thursday, May 21, 2015 at 8:30 a.m., local time.

We intend to mail a notice of internet availability of proxy materials to stockholders of record beginning on or about April 10, 2015.

All share amounts in this proxy statement, including all restricted stock and stock option amounts, reflect the 1.0999 exchange ratio in connection with the Bank’s second-step conversion, which was completed on January 12, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2015

This proxy statement and the Company’s 2014 Annual Report to Stockholders are available at http://ir.thebeneficial.com/annuals.cfm.

On this website, the Company also posts the Company’s 2014 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, including the Company’s 2014 audited consolidated financial statements.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of Beneficial Bancorp, Inc. common stock that you owned as of March 23, 2015.  As of the close of business on March 23, 2015, 82,715,495 shares of Beneficial Bancorp common stock were outstanding.  Each share of common stock has one vote.

Ownership of Shares; Attending the Meeting

You may own shares of Beneficial Bancorp, Inc. in one of the following ways:

•                                          Directly in your name as the stockholder of record;

•                                          Indirectly through a broker, bank or other holder of record in “street name”; or

•                                          Indirectly through the Beneficial Bancorp stock fund in our employee savings and stock ownership plan or through the Beneficial Bancorp 2008 Equity Incentive Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting.

As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials.  Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet.  Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement.  If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of Beneficial Bancorp common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.  If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted to determine the existence of a quorum.

Votes Required for Proposals.  At this year’s annual meeting, stockholders will elect one director to serve for a term of three years.  In voting on the election of the director, you may vote in favor of the nominee or withhold votes as to the nominee.  There is no cumulative voting for the election of the director.  The directors must be elected by a plurality of the votes cast at the annual meeting.  This means that the nominee receiving the greatest number of votes will be elected.  Votes that are withheld will have no effect on the outcome of the election.

In voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and on the non-binding resolution to approve the compensation of the Company’s named executive officers (“NEO”), you may vote in favor of each proposal, vote against each proposal or abstain from voting.  Each proposal must be approved by the affirmative vote of a majority of votes cast at the annual meeting.  The results of the advisory vote on the compensation of the named executive officers are not binding on the Board of Directors.  Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the voting on these proposals.

Effect of Not Casting Your Vote. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of the director (Item 1) or with respect to the advisory vote on the compensation of our named executive officers (Item 3). If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on the advisory vote on the compensation of the Company’s named executive officers, no votes will be cast on your behalf with respect to these matters.  These are referred to as “broker non-votes.”  Your bank or broker will, however, continue to have discretion to vote any shares for which you do not provide voting instructions on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

For information on your voting rights as a participant under the Company’s benefit plans, see “Participants in the Beneficial Bank Employee Savings and Stock Ownership Plan and/or the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan.”

Voting by Proxy

The Company’s Board of Directors has prepared this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the Company’s proxy card.  All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.  The Board of Directors recommends that you vote:

•                                          “FOR”  the nominee for director;

•                                          “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm; and

•                                          “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.  If the annual meeting is postponed or adjourned, your shares of Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided that the new meeting occurs within 30 days of the annual meeting date and you have not revoked your proxy.  The Company does not currently know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the annual meeting.  To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later-dated proxy or attend the meeting and vote your shares in person.  Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock via the Internet or by telephone.  The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly.  The deadline for voting via the Internet or by telephone is 11:59 p.m., Eastern time, on Wednesday, May 20, 2015.

Participants in the Beneficial Bank Employee Savings and Stock Ownership Plan and/or the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan

If you participate in the Beneficial Bank Employee Savings and Stock Ownership Plan (the “KSOP”), you will receive a voting instruction card that reflects all shares you may direct the trustee to vote on your behalf under the KSOP.  Under the terms of the KSOP, all credited shares of Beneficial Bancorp common stock held by the KSOP trust are voted by the KSOP trustee, as directed by plan participants.  All shares of Company common stock held in the KSOP trust that have not been credited to participants’ accounts, and all credited shares for which no timely voting instructions are received, are voted by the KSOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties.  If you participate in the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan (the “Equity Incentive Plan”), you will also receive a voting instruction card to direct the Equity Incentive Plan trustee how to vote the unvested shares of Company common stock awarded to you under the Equity Incentive Plan.  The deadline for returning your voting instruction cards is May 14, 2015.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Company’s Board of Directors currently consists of nine members.  Each of the Company’s directors is independent under the listing requirements of the Nasdaq Stock Market, Inc., except for Gerard P. Cuddy, who is our President and Chief Executive Officer.

Board Leadership Structure and Board’s Role in Risk Oversight

In 2012, the Board of Directors determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer would enhance Board independence and oversight. Moreover, the separation of the positions of Chairman of the Board and President and Chief Executive Officer enables the President and Chief Executive Officer to focus on his responsibilities of running Beneficial Bancorp and Beneficial Bank and expanding and strengthening our franchise while enabling the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Frank A. Farnesi, who is independent under the listing requirements of the Nasdaq Stock Market, serves as Chairman of the Board and Gerard P. Cuddy serves as President and Chief Executive Officer.

To further strengthen the regular oversight of the full Board, all committees of the Board are comprised of independent directors. As detailed in the Compensation Discussion and Analysis appearing elsewhere in this proxy statement, the Compensation Committee reviews and evaluates the performance of all executive officers of the Company, including the President and Chief Executive Officer, and reports to the Board. The Audit Committee oversees the Company’s financial practices, regulatory compliance, accounting procedures and financial reporting functions.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks we face. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Director Risk Committee also assists the Board of Directors and Audit Committee in supervising the enterprise risk management activities of Beneficial Bancorp and its subsidiaries and advises the Board of Directors with respect to the enterprise risk management framework of Beneficial Bancorp.

The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of our management and affairs through our standing committees and regular meetings of independent directors.

Corporate Governance Policies

The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operations of the Board of Directors; the establishment and operation of Board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the President and Chief Executive Officer.

Committees of the Board of Directors

The following table identifies Beneficial Bancorp’s standing committees and their members at March 23, 2015. All members of each committee are independent in accordance with the listing requirements of the Nasdaq Stock Market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all four committees are available in the Corporate Governance portion of the Investor Relations section of our website (www.thebeneficial.com).

Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Director Risk Committee
Edward G. Boehne		X		X*
Karen Dougherty Buchholz			X	X
Gerard P. Cuddy
Frank A. Farnesi	X			X
Donald F. Gayhardt, Jr.	X*	X
Elizabeth H. Gemmill	X	X	X*
Thomas J. Lewis		X*	X	X
Joseph J. McLaughlin	X
Roy D. Yates	X	X

Number of Meetings in 2014	9	5	3	13

*   Denotes Chairperson

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Beneficial Bancorp’s accounting, auditing, internal control structure and financial reporting matters, the quality and integrity of Beneficial Bancorp’s financial reports and Beneficial Bancorp’s compliance with applicable laws and regulations. The committee is also responsible for engaging Beneficial Bancorp’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated Donald F. Gayhardt, Jr. as an audit committee financial expert under the rules of the Securities and Exchange Commission. Mr. Gayhardt is independent under the listing requirements of the Nasdaq Stock Market applicable to audit committee members.

Compensation Committee

The Compensation Committee approves the compensation objectives for Beneficial Bancorp and Beneficial Bank, establishes the compensation for Beneficial Bancorp’s senior management and conducts the performance review of the President and Chief Executive Officer. The Compensation Committee reviews all components of compensation, including salaries, cash incentive plans, long-term incentive plans and various employee benefit matters. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The committee also assists the Corporate Governance Committee and the Board of Directors in evaluating potential candidates for executive positions.

The Compensation Committee has assessed Beneficial Bancorp’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Beneficial Bancorp. Our risk management officer has also assessed Beneficial Bancorp’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; a program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to Beneficial Bancorp. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Compensation “clawback” provisions have been included in our equity award agreements and our management incentive plan. These provisions give us the right to cancel or recoup awards if an employee alters, inflates or inappropriately manipulates Beneficial Bancorp’s financial results or violates any other recognized ethical business standards.

Director Risk Committee

The Director Risk Committee assists the Board of Directors and Audit Committee in supervising the enterprise risk management activities of Beneficial Bancorp and its subsidiaries and advises the Board of Directors with respect to the enterprise risk management framework of Beneficial Bancorp. The committee reviews and assesses Beneficial Bancorp’s risk exposure as it relates to capital, earnings and compliance with our risk policies including credit risk, liquidity risk, interest rate risk, regulatory risk, business continuity risk, strategic risk, market risk, operational risk and reputation risk.

Corporate Governance Committee

The Corporate Governance Committee assists the Board of Directors in: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board of Directors; (2) recommending to the Board of Directors the director nominees for the next annual meeting; (3) implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; and (4) recommending director nominees for each committee.

Minimum Qualifications.  The Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include a requirement that the candidate not have been subject to certain criminal or regulatory actions.  A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

•                                          Contributions to the range of talent, skill and expertise of the Board;

•                                          Financial, regulatory and business experience, knowledge of the banking and financial service industries, familiarity with the operations of public companies and ability to read and understand financial statements;

•                                          Familiarity with the Company’s market area and participation in and ties to local businesses and local civic, charitable and religious organizations;

•                                          Personal and professional integrity, honesty and reputation;

•                                          The ability to represent the best interests of the stockholders of the Company and the best interests of the institution;

•                                          The ability to devote sufficient time and energy to the performance of his or her duties;

•                                          Independence under applicable Securities and Exchange Commission and listing standards; and

•                                          Current equity holdings in the Company.

The Corporate Governance Committee also will consider any other factors it deems relevant, including diversity and regulatory disclosure obligations.  The Committee will also consider the extent to which the candidate helps the Board of Directors reflect the diversity of the Company’s stockholders, employees, customers and communities. The Committee also may consider the current composition and size of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise.

With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; the experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process.  The process that the Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

For purposes of identifying nominees for the Board of Directors, the Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Bank.  The Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below.  The Corporate Governance Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the criteria set forth above.  If such individual fulfills these criteria, the Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Considerations of Recommendations by Stockholders.  It is the policy of the Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors.  The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors.  To avoid the unnecessary use of the Corporate Governance Committee’s resources, the Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders.  To submit a recommendation of a director candidate to the Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chair of the Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.                                      The name of the person recommended as a director candidate;

2.                                      All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.                                      The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.                                      As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.                                      A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Secretary of the Company at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Director Compensation

The table below provides the compensation received by individuals who served as non-employee directors of Beneficial Bancorp during 2014. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any director.

Name	Fees Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Edward G. Boehne	$55,000	$17,775	$54,625	$3,040	$130,440
Karen Dougherty Buchholz	45,000	17,775	54,625	2,455	119,855
Frank A. Farnesi	74,000	47,400	96,140	3,900	221,440
Donald F. Gayhardt, Jr.	59,000	17,775	54,625	2,943	134,343
Elizabeth H. Gemmill	61,000	17,775	54,625	3,250	136,650
Thomas J. Lewis	60,000	17,775	54,625	3,214	135,614
Joseph J. McLaughlin	41,000	17,775	54,625	2,551	115,951
George W. Nise (4)	18,500	17,775	54,625	1,766	92,666
Marcy C. Panzer (4)	24,500	17,775	54,625	1,221	98,121
Roy D. Yates	48,000	17,775	54,625	2,796	123,196

(1)              Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 on outstanding restricted stock awards for each director based upon Beneficial Bancorp’s stock price of $10.77 on February 20, 2014, the date of grant for directors. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon. At December 31, 2014, the aggregate number of unvested restricted stock award shares held in trust was 12,099 for Mr. Farnesi, 5,087 for Ms. Panzer and 7,149 for each of the other directors.

(2)                  Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 on outstanding stock option awards for each of the non-employee directors based upon a fair value of $3.97 for each option using the Black-Scholes option pricing model. For information on the assumptions used to compute fair value, see note 18 to the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The actual value, if any, realized by a director from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a director will be at or near the value estimated above. The aggregate outstanding stock options at December 31, 2014 was 128,686 for Mr. Farnesi, 46,744 for Ms. Buchholz and Mr. Gayhardt, 32,996 for Ms. Panzer and 107,238 for each of the other directors.

(3)                  Represents the Philadelphia city wage tax that the directors incurred in connection with their Board and committee fees. Beneficial Bancorp pays the Philadelphia wage tax on behalf of its directors.

(4)                  Mr. Nise’s and Ms. Panzer’s terms as directors of Beneficial Bancorp and as trustees of Beneficial Bank ended on May 15, 2014.

Cash Retainer and Meetings Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that were paid to non-employee directors for their service on Beneficial Bank’s Board of Trustees during 2014. The Chairman of the Board and committee chairs receive the chair retainers in addition to the annual Board and committee fees.  Directors do not receive any additional fees for their service on the Board of Directors of Beneficial Bancorp.

Board of Trustees Annual Retainer	$30,000
Additional Annual Retainer for Chairman of the Board	$30,000

Annual Fee for Committees:
Audit Committee	$10,000
Compensation Committee	$8,000
Director Risk Committee	$8,000
Corporate Governance Committees	$6,000
Community Reinvestment Act Committee	$1,000
Executive Committee	$1,000

Annual Committee Chair Retainer (Additional):
Audit Committee	$10,000
Compensation Committee	$8,000
Director Risk Committee	$8,000
Corporate Governance Committee	$6,000

2008 Equity Incentive Plan. The Beneficial Bancorp 2008 Equity Incentive Plan provides Beneficial Bancorp with a vehicle to award long term incentives designed to provide equity compensation opportunities based on the creation of shareholder value to directors, executive management and key employees. This serves to align executives and independent directors with shareholders and is an industry best practice. The non-statutory stock options and restricted stock awards granted under the plan vest at a rate of 20% per year beginning on the first anniversary of the date of grant.

Board and Committee Meetings

During the year ended December 31, 2014, both the Board of Directors of the Company and the Board of Trustees of the Bank held nine meetings.  No director attended fewer than 75% of the total meetings of the Company’s Board of Directors and the committees on which such individual served during 2014.

Director Attendance at the Annual Meeting of Stockholders

The Board of Directors encourages each director to attend the Company’s annual meeting of stockholders.  All of the Company’s current directors attended the Company’s 2014 annual meeting of stockholders.

Code of Ethics and Business Conduct

Beneficial Bancorp has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct.  The Code of Ethics and Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the Code of Ethics and Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.  A copy of the Code of Ethics and Business Conduct is available in the Corporate Governance portion of the Investor Relations section of our website (www.thebeneficial.com).

AUDIT-RELATED MATTERS

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles.  The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting.  The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors and in accordance with the Audit Committee Charter.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.  In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.  The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Audit Committee of the Board of Directors of

Beneficial Bancorp, Inc.

Donald F. Gayhardt, Jr., Chairman

Frank A. Farnesi

Elizabeth H. Gemmill

Joseph J. McLaughlin

Roy D. Yates

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2014 and 2013 by KPMG LLP.

	2014		2013
Audit Fees (1)	$1,100,388		$871,880
Audit Related Fees	26,500	(2)	3,100
Tax Fees	108,505		115,797
Other Fees	1,650		6,150

(1)         Includes professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in Quarterly Reports on Form 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e. attest services required by the Federal Deposit Insurance Corporation Improvement Act or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.  Also, includes fees related to the second step stock offering of $522 thousand and $300 thousand for the years end December 31, 2014 and 2013, respectively as well as certain agreed upon procedures related to the electronic submission of financial information to the U.S. Department of Housing and Urban Development Real Estate Assessment Center (REAC).

(2)         Includes fees related to the Employee Savings Stock Ownership Plan Audit.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm.

The Audit Committee is responsible for appointing, setting the compensation and overseeing the work of the independent registered public accounting firm.  In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditor.  Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided.  The request may be made with respect to either specific services or a type of service for predictable or recurring services.  During the year ended December 31, 2014, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

STOCK OWNERSHIP

The following table provides information as of March 23, 2015 about the persons known to us to be the beneficial owners of more than 5% of Beneficial Bancorp, Inc.’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding (1)

Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210	4,604,438	(2)	5.57%

(1)              Based on 82,715,495 shares of Beneficial Bancorp common stock outstanding as of March 23, 2015.

(2)              Based solely on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 12, 2015, adjusted by the 1.0999 conversion factor.

The following table provides information about the shares of Beneficial Bancorp common stock that may be considered to be owned by each director of Beneficial Bancorp, each executive officer named in the summary compensation table and by all directors and executive officers of Beneficial Bancorp as a group as of March 23, 2015. Each director and named executive officer owned less than 1% of our outstanding common stock as of that date. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.   The number of shares beneficially owned by all directors and executive officers as a group totaled 3.3% of our common stock at March 23, 2015.

Name	Number of Shares Owned (1)		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Total
Directors:
Edward G. Boehne	58,894		83,039	141,933
Karen Dougherty Buchholz	17,648		22,545	40,193
Gerard P. Cuddy	192,375		371,764	564,139
Frank A. Farnesi	75,393	(2)	89,529	164,922
Donald F. Gayhardt, Jr.	22,648		22,545	45,193
Elizabeth H. Gemmill	81,192		83,039	164,231
Thomas J. Lewis	59,194		83,039	142,233
Joseph J. McLaughlin	58,894	(3)	83,039	141,933
Roy D. Yates	674,134	(4)	83,039	757,173

Named Executive Officers Who Are Not Also Directors:
Thomas D. Cestare	133,315		94,589	227,800
Martin F. Gallagher, Jr.	44,086		51,143	95,229
Joanne R. Ryder	67,598		88,428	156,026
Robert J. Maines	41,794		54,992	96,786
All Executive Officers and Directors as a Group (13 persons)	1,527,061		1,210,730	2,737,791

(1)              This column includes the following:

	Shares of Unvested Restricted Stock Held in Trust Under the Beneficial Bancorp 2008 Equity Incentive Plan	Shares Held or Allocated Under the Beneficial Bank Employee Savings and Stock Ownership Plan
Mr. Boehne	5,170	—
Ms. Buchholz	5,170	—
Mr. Cuddy	121,192	23,619
Mr. Farnesi	9,020	—
Mr. Gayhardt	5,170	—
Ms. Gemmill	5,170	—
Mr. Lewis	5,170	—
Mr. McLaughlin	5,170	—
Mr. Yates	5,170	—
Mr. Cestare	101,763	15,010
Mr. Gallagher	25,878	14,026
Ms. Ryder	33,478	14,519
Mr. Maines	21,698	11,990

(2)                  Includes shares pledged as security of 59,394.

(3)                  Includes 5,499 shares owned by Mr. McLaughlin’s spouse.

(4)                  Includes shares pledged as security of 570,491 and 31,578 shares held by Mr. Yates’ son.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1 - Election of Directors

The Company’s Board of Directors currently consists of nine members.  The term for Joseph J. McLaughlin, a current director of the Company, will expire at the 2015 annual meeting of stockholders, at which point the size of the Board of Directors will be reduced from nine to eight members. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The Board of Directors’ nominee for election this year, to serve for a three-year term or until her respective successor has been elected and qualified, is Elizabeth H. Gemmill. The nominee is currently a director of the Company and the Bank.

Unless you indicate on the proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of each of the Board’s nominees.  If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors.  At this time, we know of no reason why any nominee might be unable to serve.

The Board of Directors recommends that stockholders vote “FOR” the election of the nominee.

Information regarding the nominee for election at the annual meeting and the directors continuing in office is provided below.  Unless otherwise stated, each individual has held his or her current occupation for the last five years.  The age indicated for each individual is as of December 31, 2014.  The indicated period of service as a director includes the period of service as a director of Beneficial Bank.

Nominee for Election as Director

The nominee for election to serve for a three-year term is:

Elizabeth H. Gemmill served as the President of the Warwick Foundation, a private family foundation, which dissolved in 2012. She is also a director of Universal Display Corporation (Nasdaq: PANL) and the Chairman of the Board of the Presbyterian Foundation. Age 69. Trustee of Beneficial Bank since 2005 and director of Beneficial Bancorp since its formation in 2014.

As a director of Universal Display Corporation, Ms. Gemmill provides the Board of Directors with critical experience regarding public company oversight matters. Ms. Gemmill also demonstrates a strong commitment to the local community in her role as Chairman of the Presbyterian Foundation and as the former President of the Warwick Foundation.

Directors Continuing in Office

The following directors have terms ending in 2016:

Edward G. Boehne served as the President of the Federal Reserve Bank of Philadelphia from 1981 to 2000. Mr. Boehne is a Senior Economic Advisor for Haverford Trust Company, an asset management company. He is also a director of Toll Brothers, Inc. (NYSE: TOL) and the privately held companies of Haverford Trust Company, Penn Mutual Life Insurance Company and AAA Mid-Atlantic (including the related holding company, AAA Club Partners). Age 74. Trustee of Beneficial Bank since 2000 and director of Beneficial Bancorp since its formation in 2014.

Mr. Boehne’s asset management background provides the Board of Directors with substantial management and leadership experience with respect to an industry that complements the financial services provided by Beneficial Bank. In addition, as a director of a corporation listed on the New York Stock Exchange, Mr. Boehne offers the Board of Directors significant public company oversight experience.

Karen Dougherty Buchholz is Senior Vice President, Administration of Comcast Corp., one of the nation’s leading providers of entertainment, information and communications products and services. Age 47. Trustee of Beneficial Bank since 2009 and director of Beneficial Bancorp since its formation in 2014.

As an executive of Comcast Corp., Ms. Buchholz provides the Board of Directors with extensive public company oversight and leadership experience. In addition, Ms. Buchholz is affiliated with several local civic and charitable organizations and offers the Board of Directors significant business and management level experience from a setting outside of the financial services industry.

Donald F. Gayhardt, Jr. has served as the Chief Executive Officer of Tiger Financial Management, a financial services company, since January 2012 and as Chairman of the Board of Music Training Center Holdings, LLC, a music education company, since May 2009. Before that, Mr. Gayhardt held positions of President, Chief Financial Officer and Secretary as well as a member of the Board of Directors of Dollar Financial Corp., a financial services company located in Berwyn, Pennsylvania. Age 50. Trustee of Beneficial Bank since 2009 and director of Beneficial Bancorp since its formation in 2014.

As a former Chief Financial Officer of Dollar Financial Corp., Mr. Gayhardt provides the Board of Directors with critical experience regarding accounting and financial matters. Mr. Gayhardt’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Beneficial Bank serves affords the Board of Directors valuable insight regarding the business and operation of Beneficial Bank.

Roy D. Yates is a Professor of Electrical and Computer Engineering at Rutgers University in Piscataway, New Jersey and is a former Chairman of the Board of FMS Financial Corporation. Age 52. Trustee of Beneficial Bank since 2007 and director of Beneficial Bancorp since its formation in 2014.

As the former Chairman of FMS Financial Corporation, Mr. Yates provides the Board of Directors with critical experience regarding public company oversight matters. In addition, Mr. Yates’ academic and engineering background provides the Board of Directors with experience from a setting outside of the financial services industry.

The following directors have terms ending in 2017:

Gerard P. Cuddy has served as our President and Chief Executive Officer since 2006. From May 2005 to November 2006, Mr. Cuddy was a senior lender at Commerce Bank. From 2002 to 2005, Mr. Cuddy served as a Senior Vice President of Fleet/Bank of America. Before his service with Fleet/Bank of America, Mr. Cuddy held senior management positions with First Union National Bank and Citigroup. Age 55. Trustee of Beneficial Bank since 2006 and director of Beneficial Bancorp since its formation in 2014.

Mr. Cuddy’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Beneficial Bank serves affords the Board of Directors valuable insight regarding the business and operation of Beneficial Bank. Mr. Cuddy’s knowledge of Beneficial Bancorp’s and Beneficial Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our President and Chief Executive Officer.

Frank A. Farnesi is a retired partner of KPMG LLP. In October 2012, Mr. Farnesi was named Chairman of the Board of Beneficial Bank. He is also a director of RAIT Investment Trust (NYSE: RAS) and a Trustee of Faith in the Future Foundation. Age 67. Trustee of Beneficial Bank since 2004 and director of Beneficial Bancorp since its formation in 2014.

As a former partner with a certified public accounting firm, Mr. Farnesi provides the Board of Directors with critical experience regarding accounting and financial matters.

Thomas J. Lewis served as President and Chief Executive Officer of Thomas Jefferson University Hospitals, Inc. from 1996 to 2012. He is also a director of The Food Trust and The Health Care Improvement Foundation, both of which are nonprofit organizations. Age 62. Trustee of Beneficial Bank since 2005 and director of Beneficial Bancorp since its formation in 2014.

Mr. Lewis’ background offers the Board of Directors management and oversight experience, specifically within the region in which Beneficial Bank conducts its business.

Item 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to be the Company’s independent registered public accounting firm for 2015, subject to ratification by stockholders.  A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015.

Item 3 — Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the 2015 proxy statement, is hereby approved.”

At both our 2014 and 2013 annual meetings, our stockholders overwhelmingly approved the say-on-pay proposal.

As described in the “Compensation Discussion and Analysis” included in this proxy statement, we believe that our executive compensation program is designed to support the Company’s long-term success by achieving the following objectives:

•                  Attracting and retaining talented senior executives;

•                  Tying executive pay to Company and individual performance;

•                  Supporting our annual and long-term business strategies; and

•                  Aligning executives’ interests with those of the Company’s stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” and the related narrative and tabular compensation disclosure included in this proxy statement.  The “Compensation Discussion and Analysis” provides detailed information regarding our executive compensation program, policies and procedures, as well as the compensation of our named executive officers.

This advisory vote on the compensation of our named executive officers is not binding on us, our Board or the Compensation Committee. However, our Board and the Compensation Committee will consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission.  Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this document.  See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

Beneficial Bancorp, Inc.

Thomas J. Lewis, Chairman

Edward G. Boehne

Donald F. Gayhardt, Jr.

Elizabeth H. Gemmill

Roy D. Yates

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2014. This discussion also describes the material components of each named executive officer’s total compensation package and details the reasoning behind the compensation decisions made for 2014. This discussion should be read together with the compensation tables for our named executive officers that can be found following the “Executive Compensation” section of this proxy statement.

Our 2014 named executive officers were Gerard P. Cuddy—President and Chief Executive Officer, Thomas D. Cestare—Executive Vice President and Chief Financial Officer, Martin F. Gallagher, Jr.—Executive Vice President and Chief Credit Officer, Joanne R. Ryder—Executive Vice President and Director of Brand & Strategy, and Robert J. Maines—Executive Vice President and Director of Operations.

Executive Summary

It is the intent of the Compensation Committee to provide our named executive officers with a total compensation package that is market-competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term stockholder value. In addition, we have structured our executive compensation program to include elements that are intended to create an appropriate balance between risk and reward, thereby discouraging excessive risk taking.

Fiscal Year 2014 Performance. Our current executive team has the commitment and expertise to execute our business strategy. Throughout 2014, our team focused on strategic initiatives that included managing our capital, increasing profitability, reducing non-performing assets, growing our commercial lending and differentiating Beneficial Bank as a community bank that educates its customers utilizing the “Beneficial Conversation” and the use of new delivery channels to optimize our branch network. Our executive team’s efforts to improve our financial performance and remain on course with our strategic objectives are specifically illustrated in the following highlights:

Maintaining our strong capital position. Capital levels remained strong with tangible capital to tangible assets totaling 10.44% at December 31, 2014 compared to 10.89% at December 31, 2013.  During 2014, we undertook a second-step conversion and related stock offering that was completed on January 12, 2015 and raised approximately $504 million in capital. The conversion will provide additional capital to support our organic growth objectives and to pursue acquisitions in our core and contiguous markets. Beneficial Bancorp repurchased 2,198,834 shares of common stock during the year ended December 31, 2014 prior to the commencement of the second-step conversion.

Increasing profitability during the year.  Net income increased 43% to $18.0 million, or $0.24 per diluted share, for the year ended December 31, 2014, compared to $12.6 million, or $0.17 per diluted share, for the year ended December 31, 2013.  The increase in net income was primarily due to improving asset quality, which resulted in lower provisions for loan losses and lower classified loan and other real estate owned expense, a stabilized net interest margin, and management of expenses.

Improving our asset quality metrics. In 2014, we experienced continued improvement in our asset quality metrics with non-performing loans, delinquencies, charge-offs and classified loans all showing improvement. During 2014, non-performing loans, excluding government guaranteed student loans, decreased $37.2 million, or 71.8%, to $14.6 million from $51.8 million at December 31, 2013. The improvement was a function of our continued work-out of non-performing assets as well our sale of $23.6 million of non-performing commercial loans during 2014. Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, improved to 0.34% at December 31, 2014 compared to 1.26% at December 31, 2013.

Building commercial lending. In 2014, we continued to focus on building our lending teams to position Beneficial Bancorp for future loan growth by adding seasoned, experienced lenders to our commercial real estate and commercial and industrial lending teams. During 2014 we stabilized the loan portfolio and increased loans $79.9 million, or 3.4%, to $2.42 billion at December 31, 2014 from $2.34 billion at December 31, 2013. We experienced a $120.1 million, or 12.0%, increase in our commercial loan portfolio due to strong commercial real estate growth partially offset by decreases in our residential and consumer loan portfolios.

Differentiating Beneficial Bank as a community bank that educates its customers through the “Beneficial Conversation” and the use of new delivery channels to optimize our branch network. Our continued marketing campaign and brand refresh is designed to highlight our commitment to financial education. Along with the introduction of a new “Your Knowledge Bank” tagline, the campaign itself is part of an ambitious communications initiative rooted in what has always been the core mission of Beneficial Bank—to provide customers with the tools, knowledge and guidance to help them do what’s right and make wise financial decisions.

Preparing for Future Growth. During 2014, the Company continued to position the bank for future growth and made a number of investments in technology, compliance, risk management and operations. We believe these investments will enable us to further scale the existing franchise and enable us to grow both organically and through acquisitions.

Summary of Key Compensation Decisions

Chief Executive Officer Compensation: Mr. Cuddy’s annual salary was increased from $562,000 to $573,240 effective March 24, 2014.  In addition, Mr. Cuddy was awarded an annual incentive equal to $308,117. The award was determined based on stretch levels for net income and total expenses and target levels for employee satisfaction and capital management. No award was earned for performance on our net loan growth goal. For the year ended December 31, 2014, net income totaled $18.0 million, or $0.24 diluted earnings per share, which met the stretch performance goal. In addition, Mr. Cuddy received an equity award in 2014 consisting of 21,998 shares of restricted stock that vest 60% after three years of service and 20% each of the following two years as well as 82,492 stock options that vest equally over a five-year period. Equity awards are granted based on review of peer compensation data as well as success in achieving the Company’s strategic goals.

Other Named Executive Officer Compensation: The other four named executive officers each received an annual salary increase effective March 24, 2014. Mr. Cestare’s annual salary increased from $339,788 to $346,583; Mr. Gallagher’s annual salary increased from $234,664 to $242,878; Ms. Ryder’s annual salary increased from $240,000 to $244,800; and Mr. Maines’ annual salary increased from $230,000 to $234,600. These increases were granted based on the annual executive compensation study completed by our Compensation Consultant and the assessment of individual performance by the Compensation Committee. For 2014, Mr. Cestare, Mr. Gallagher, Ms. Ryder and Mr. Maines were awarded an annual incentive equal to $149,031, $60,720, $64,260 and $51,319, respectively. The awards were determined based on achieving the performance goals that are summarized on pages 26-28.

During 2014, Mr. Cestare, Mr. Gallagher, Ms. Ryder and Mr. Maines were awarded restricted stock grants of 17,598, 6,599, 6,599 and 4,399 shares, respectively. These officers also received stock option grants as follows: Mr. Cestare 65,994; Mr. Gallagher 38,496; Ms. Ryder 35,196 and Mr. Maines 32,997. Vesting is under the same schedule in place for the Chief Executive Officer.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we held an advisory vote on the approval of the compensation of our named executive officers at our 2014 annual stockholders meeting and 96% of the votes cast at the meeting voted in favor of the non-binding proposal. The Compensation Committee considered results of the vote as an affirmation of its compensation related policies and decisions.

Compensation Decisions Reflect Our Performance. The efforts and leadership of the named executive officers on our executive team were critical to our ability to execute on our strategic goals for 2014 including the second-step conversion. Beneficial Bancorp’s performance is a primary driver for payments under our 2014 Management Incentive Plan (the “2014 MIP”). The annual cash incentive opportunities provided under the 2014 MIP were based on Beneficial Bancorp performance measures that focus on core measures of profitability, loan growth, efficiency of resources, employee satisfaction, capital management, as well as the execution of individual strategic objectives. In 2014, the successful execution of individual strategic objectives coupled with Beneficial Bancorp’s financial performance resulted in 2014 MIP payouts generally ranging between target and stretch levels. See “—Elements Used to Implement our Compensation Objectives—Short-Term Cash-Based Incentive Compensation” for detailed information on the specific payouts to our named executive officers under the 2014 MIP as well as the specific performance criteria used to evaluate each named executive officer.

In connection with a review of each named executive’s 2014 job performance, Beneficial Bancorp extended the term of the employment agreements with Mr. Cuddy and Mr. Cestare, and the change in control severance agreements with Mr. Gallagher, Ms. Ryder and Mr. Maines through May 20, 2017. We believe the current management team will position Beneficial Bancorp for growth and success in the future and the employment and change in control severance agreements provide our named executive officers with financial security and Beneficial Bancorp with management stability. See “Executive Compensation—Employment and Change in Control Severance Agreements” for a discussion of the terms and conditions of the agreements. See also, “Executive Compensation—Potential Post-Termination Benefits Tables” for compensation payable to the named executive officers upon termination of employment under the conditions provided for in the agreements.

In 2014, equity compensation continued to be an important component of the overall compensation package for our named executive officers. Equity awards are granted based on review of peer compensation data as well as success in achieving the Company’s strategic goals. The grant of equity awards reflects our pay for performance approach, our goal to align our executives’ interests with those of stockholders, as well as our focus on stock ownership for our named executive officers. See “Executive Compensation—Grants of Plan-Based Awards” for specific information on 2014 equity awards.

The following chart outlines the primary components of the 2014 compensation package for our named executive officers. In addition to the components noted below, our named executive officers participate in Beneficial Bank’s health and welfare programs, which are available to all our full-time employees, as well as certain retirement arrangements. See “—Elements Used to Implement our Compensation Objectives—Retirement Benefits—Employee Welfare Benefits.”

Annual Compensation Component	Key Features	Purpose	Summary of Fiscal 2014 Actions
Base Compensation	Salary adjustments are considered on an annual basis in consideration of performance and market movement.	Provides a fixed amount of cash compensation for our named executive officers.	Base salaries were adjusted for performance and to maintain levels consistent with market practice.

Short-Term Cash-Based Incentive Compensation

Individual/division and Beneficial Bancorp performance goals. Payments made in cash and subject to clawback policy.

The Compensation Committee has the authority to cancel, amend and modify the 2014 MIP. The Compensation Committee may also adjust awards in consideration of factors that may influence the safety and soundness of the Company and Bank.

Motivate and reward the achievement of Beneficial Bancorp and individual/division performance goals. Reinforces pay-for-performance philosophy.

2014 MIP payouts were based on Beneficial Bancorp and individual performance. See “—Elements Used to Implement our Compensation Objectives—Short-Term Cash-Based Incentive Compensation” for detailed information on the specific payouts to our named executive officers.

Long-Term Equity-Based Incentive Compensation

The 2014 program consists of stock options and time-vested restricted stock.

Vesting of restricted stock is based on the following schedule: 60% after three years and 20% each year thereafter. Non-statutory stock options vest 20% per year over a five-year period. All awards are subject to our

Stock options support our growth strategy, link our named executive officers’ compensation to increases in our stock price and serve as a retention tool. Restricted stock links the value of awards provided to executives with the gains or losses experienced by our shareholders, while the extended service

Non-statutory stock options and restricted stock awards were granted to all the named executive officers. See “Executive Compensation—Grants of Plan Based Awards” for detailed information on the specific equity awards.

Annual Compensation Component	Key Features	Purpose	Summary of Fiscal 2014 Actions
	clawback policy.	requirement under the restricted stock awards serves as a retention tool.

Allocation of Compensation Components

Base salary represents a significant component of our 2014 compensation program for our named executive officers. However, our use of short-term cash incentives and equity compensation reflects the growing importance of performance-based compensation in our overall compensation structure. In 2014, 58% of Mr. Cuddy’s total compensation was performance-based and our other named executive officers’ performance-based compensation ranged between 47% and 62% of total compensation.

The allocation of base salary and performance-based compensation (short-term cash incentives and equity awards) varies depending upon the role of a named executive officer in our organization and his or her individual performance. See “—Elements Used to Implement our Compensation Objectives—Short-Term Cash-Based Incentive Compensation” for the individual 2014 MIP scorecards for our named executive officers.

Compensation Philosophy

We ground our compensation philosophy on four basic principles:

Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve.

Meeting the Demands of the Market—Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

Aligning with Stockholders—We use equity compensation as an additional component of our compensation mix to develop a culture of ownership among our named executive officers and to align their individual financial interests with the interests of our stockholders. Our policy of stock ownership and retention requires our named executive officers to acquire Beneficial Bancorp common stock having a fair market value equal to a multiple of their base salary within a specific time period. See “Stock Ownership Requirement” for information on individual stock ownership targets.

Performance—We believe that a significant amount of executive compensation should be performance-based. Therefore, our compensation program is designed to reward superior performance and encourage our executive officers to feel accountable for Beneficial Bancorp’s financial performance and their individual performance. To achieve this, we have structured our short-term cash-based and equity programs to tie an executive’s compensation, in part, directly to corporate and individual performance. Management incentive payments and equity grants are awarded to each executive officer based on progress made during the year towards achieving long-term strategic goals of the Company.

The Compensation Committee has developed a compensation program for our named executive officers that reflects this philosophy and uses a full range of compensation elements to achieve its objectives. Our goal is to be a high-performing company.  Therefore, the Compensation Committee has structured an executive compensation program that attracts and retains quality individuals and motivates and rewards them for high performance. When making compensation determinations for Beneficial Bancorp’s named executive officers, the Compensation Committee focuses on salaries and cash compensation that is generally competitive at the 50th percentile of the market at target levels of performance.

Role of the Compensation Committee

The Compensation Committee is accountable for developing our executive compensation philosophy and making compensation decisions relating to our named executive officers. The committee monitors the success of our program in achieving the objectives of our compensation philosophy. The Compensation Committee is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs.

The Compensation Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee’s charter can be found on Beneficial Bancorp’s website at www.thebeneficial.com. The Compensation Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the Compensation Committee the sole responsibility for determining the compensation of the chief executive officer based on the Compensation Committee’s evaluation of his performance. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During 2014, the Compensation Committee met five times, which included an executive session at each meeting, attended by Compensation Committee members, without management present.  A representative of McLagan, an Aon Hewitt Company, our independent compensation consultant (the “Compensation Consultant”), was present in person or by teleconference at all five of the meetings. The current members of the Compensation Committee are Thomas J. Lewis (Chairman), Edward G. Boehne, Donald F. Gayhardt Jr., Elizabeth H. Gemmill, and Roy D. Yates.

The Compensation Committee annually conducts a self-assessment of its overall performance and regularly engages in education events either through its independent consultant or through attendance at banking industry events.

Role of the Compensation Consultant

In 2014, the Compensation Committee retained the services of McLagan, an Aon Hewitt company, as an independent outside compensation consultant (the “Compensation Consultant”) to perform a competitive assessment of Beneficial Bancorp’s executive and director compensation programs, as well as to provide guidance on the changing regulatory environment governing executive compensation. The annual executive and director assessments include, but are not limited to, an assessment of Beneficial Bancorp’s financial performance relative to its peers, an assessment of Beneficial Bancorp’s compensation program compared to its peers, recommendations for total cash compensation opportunities (base salary and cash incentives), a review of equity compensation, assessment of perquisites, retirement benefits and bonuses for named executive officers, and a review of Board and committee compensation. The annual executive and director compensation assessments provide the Compensation Committee with a broad array of information from which to assess the effectiveness of its compensation programs and serve as a foundation for compensation decisions.

In addition to providing annual assessments, our Compensation Consultant advises the Compensation Committee on best practices in light of the changes in the bank regulatory environment and assists the Compensation Committee in designing compensation arrangements that reflect Beneficial Bancorp’s compensation philosophy. In 2014, our Compensation Consultant assisted the Compensation Committee in developing a peer group to provide Beneficial Bancorp with a basis for comparing its compensation and benefit arrangements against the compensation arrangements provided by other similarly situated financial institutions. See “Use of Peer Group Data” for information on Beneficial Bancorp’s 2014 peer group.

The Compensation Consultant attends the Compensation Committee meetings upon request to review compensation data with Beneficial Bancorp and participate in general discussions on compensation and benefits for the named executive officers and Board members. While the Compensation Committee considers input from the Compensation Consultant when making compensation decisions, the committee’s final decisions reflect many factors and considerations.

Role of Management

Our Chief Executive Officer, in conjunction with members of the Compensation Committee and the Human Resources Department, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers (other than himself). The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the other named executive officers. Our Chief Executive Officer does not participate in Compensation Committee discussions relating to his compensation.

Elements Used to Implement Our Compensation Objectives

We believe that we can meet the objectives of our compensation philosophy by achieving a balance among base salary, short-term incentives and long-term incentives that is competitive with our industry peers and creates appropriate incentives for our named executive officers. To achieve the necessary balance, our Compensation Committee worked closely with the Compensation Consultant and our Human Resources Department. See “—Role of Compensation Consultant” for a detailed description of the services provided by the Compensation Consultant.

Base Salary. The base salary of each named executive officer is reviewed on an annual basis in connection with the executive’s performance review. Decisions regarding salary adjustments take into account an executive’s current base salary, market practice and the role/contribution of the executive. Our goal is to maintain salary levels for the named executive officers at levels consistent with base pay received by those in comparable positions in the market. We obtain market information from a variety of sources, including peer proxy and survey data gathered by the Compensation Consultant. See “—Use of Peer Group Data.” We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when an officer was hired. Individual performance, role and responsibilities and retention risk are also considered as part of our annual assessment. See “Executive Compensation—Summary Compensation Table” for salaries paid to our named executive officers in 2014.

Short-Term Cash-Based Incentive Compensation. Our 2014 MIP is designed to recognize and reward plan participants for their contribution to our success. Our 2014 MIP measures both Beneficial Bancorp performance and individual performance. In 2014, the Beneficial Bancorp performance measures included net income, net loan growth and total expenses, which are core measures of profitability and efficiency of resources, as well as employee satisfaction, capital management and the successful execution of strategic initiatives. The individual performance measures were specific to each participant’s job (e.g., strategic growth, lending growth, loan loss experience and deposit growth). The 2014 MIP provided each plan participant with a target incentive opportunity with the ability to earn more or less based on achievement of pre-determined performance goals. Target incentive opportunities reflect our philosophy of setting conservative annual incentives that are slightly below market practice to allow for a greater focus on long-term incentive opportunities.

The table below summarizes the cash incentive opportunities for our named executive officers in 2014. The actual cash values associated with each named executive officer’s threshold, target and stretch incentive opportunity (represented as a percentage of base salary below) can be found on his or her individual scorecard which follows the table:

	2014 Incentive Targets (as a Percent of Base Salary)
Position	Threshold Incentive Opportunity	Target Incentive Opportunity	Stretch Incentive Opportunity
President and Chief Executive Officer	25%	50%	75%
Chief Financial Officer	20%	40%	60%
Other Named Executive Officers	12.5%	25%	37.5%

The 2014 MIP was administered by the Compensation Committee with the assistance of the Human Resources Department. The Compensation Committee has sole discretion to adjust payouts under the 2014 MIP in the event of a change in market conditions, regulations or Beneficial Bancorp’s business model. The Compensation Committee uses scorecards to evaluate each participant’s performance and determines the payout under the 2014 MIP. Incentive payouts earned under the 2014 MIP are subject to Beneficial Bancorp’s clawback policy. See “—Clawback Policy” for the terms and conditions of Beneficial Bancorp’s clawback policy. In accordance with the terms of the 2014 MIP, a participant must be employed by Beneficial Bancorp as of the date of distribution of the incentive award to be eligible for a payout under the plan.

The following scorecards set forth the Compensation Committee’s assessment of each named executive officer in relation to the 2014 individual/division and Beneficial Bancorp performance measures. The scorecards list each performance goal and the weight given to the achievement of each goal. The scorecards also illustrate the threshold, target and stretch levels and note the corresponding 2014 MIP payouts. All dollar amounts are in thousands, unless otherwise noted.

Gerard Cuddy	Performance Goals				Incentive Opportunity (1)			2014
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value	Actual Payout
Net income(2)		$4,698	$5,872	30.0%	$—	$85,986	$128,979	$128,979
Net loan growth	$126,322	$157,903	$197,379	25.0%	$35,828	$71,655	$107,483	$—
Total expenses	$127,104	$125,846	$123,329	10.0%	$14,331	$28,662	$42,993	$42,993
Employee Satisfaction	72%	74%	76%	10.0%	$14,331	$28,662	$42,993	$28,662
Capital Management(3)				25.0%	$35,828	$71,655	$107,483	$107,483

Total				100%	$100,318	$286,620	$429,930	$308,117

Thomas Cestare	Performance Goals				Incentive Opportunity (1)			2014
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value	Actual Payout
Net income(2)		$4,698	$5,872	25.0%	$—	$34,658	$51,987	$51,987
Net loan growth	$126,322	$157,903	$197,379	25.0%	$17,329	$34,658	$51,987	$—
Total expenses	$127,104	$125,846	$123,329	15.0%	$10,397	$20,795	$31,192	$31,192
Employee Satisfaction	72%	74%	76%	10.0%	$6,932	$13,863	$20,795	$13,863
Capital Management(3)				25.0%	$17,329	$34,658	$51,987	$51,987

Total				100%	$51,987	$138,633	$207,950	$149,031

Martin Gallagher	Performance Goals				Incentive Opportunity (1)			2014
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value	Actual Payout
Net income(2)		$4,698	$5,872	25.0%	$—	$15,180	$22,770	$22,770
Net loan growth	$126,322	$157,903	$197,379	30.0%	$9,108	$18,216	$27,324	$—
Total expenses	$127,104	$125,846	$123,329	10.0%	$3,036	$6,072	$9,108	$9,108
Employee Satisfaction	72%	74%	76%	10.0%	$3,036	$6,072	$9,108	$6,072
Business Unit Performance Objectives (3)				25.0%	$7,590	$15,180	$22,770	$22,770

Total				100%	$22,770	$60,720	$91,079	$60,720

Joanne Ryder	Performance Goals				Incentive Opportunity (1)			2014
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value	Actual Payout
Net income (2)		$4,698	$5,872	25.0%	$—	$15,300	$22,950	$22,950
Net loan growth	$126,322	$157,903	$197,379	25.0%	$7,650	$15,300	$22,950	$—
Total expenses	$127,104	$125,846	$123,329	10.0%	$3,060	$6,120	$9,180	$9,180
Employee Satisfaction	72%	74%	76%	15.0%	$4,590	$9,180	$13,770	$9,180
Business Unit Performance Objectives(3)				25.0%	$7,650	$15,300	$22,950	$22,950

Total				100%	$22,950	$61,200	$91,800	$64,260

Robert Maines	Performance Goals				Incentive Opportunity (1)			2014
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value	Actual Payout
Net income(2)		$4,698	$5,872	25.0%	$—	$14,663	$21,994	$21,994
Net loan growth	$126,322	$157,903	$197,379	30.0%	$8,798	$17,595	$26,393	$—
Total expenses	$127,104	$125,846	$123,329	10.0%	$2,933	$5,865	$8,798	$8,798
Employee Satisfaction	72%	74%	76%	10.0%	$2,933	$5,865	$8,798	$5,865
Business Unit Performance Objectives(3)				25.0%	$7,331	$14,663	$21,994	$14,663

Total				100%	$21,995	$58,650	$87,975	$51,319

(1)         The Compensation Committee set triggers for both net income and asset quality that were required to be met before any payouts on the 2014 MIP could be made.

(2)         The Compensation Committee set Target equal to the budgeted Net Income and determined that no payout would be made for performance falling below budget.

(3)         Results for Business Unit Performance Objectives are measured based on achievement of overall business unit strategic objectives.

Long-Term Equity-Based Incentive Compensation. To directly align the interests of our executives and stockholders, equity awards make up a meaningful portion of our named executive officer’s total compensation. Our 2008 Equity Incentive Plan allows our Compensation Committee to make an annual determination as to who will receive equity awards, the type of awards, vesting conditions and level of the award. We have structured our long-term incentive program more in line with best practices of larger fully public peers, by providing smaller annual grants. In 2014, a large percentage of our long-term equity based incentive program consisted of non-statutory stock options. Accordingly, the upside potential of the stock options granted will not be realized by our named executive officers unless our stock price increases. In addition to stock options, our named executive officers received time-based restricted stock awards. See “Executive Compensation—Grants of Plan-Based Awards” for detailed information on the equity awards granted during 2014. Time-based restricted stock awards granted to our named executive officers in 2014 vest 60% after three years of service and 20% for each of the remaining years. All non-statutory stock options vest equally over a five-year period.

Use of Peer Group Data

The Compensation Committee considers information about the practices of the Company’s peers and other comparable companies, as well as evolving market practices when it makes compensation decisions. The committee considers the compensation levels and arrangements of similarly situated executives in addition to other factors in connection with its decision-making process. Duties, responsibilities and tenure with Beneficial Bancorp are also considered in the committee’s compensation decisions. The peer group noted below was developed by the Compensation Consultant using objective parameters that reflect banks of similar asset sizes (i.e., between one-half and two times Beneficial Bancorp’s asset size) and location (i.e. financial institutions from Connecticut, Delaware, New Jersey, Pennsylvania and New York, excluding Manhattan) and was approved by the Compensation Committee.

The Compensation Committee reviews the peer group on an annual basis and updates the peer group as appropriate to ensure that the peer group continues to consist of financial institutions with business models and demographics similar to Beneficial Bancorp. The financial institutions that make up our peer group may change depending on acquisitions, growth and/or changes in the business focus of Beneficial Bancorp or our peer institutions. Overall, our goal is to have approximately 18 to 22 comparative banks in our peer group that provide a market perspective for executive total compensation.

Below is a list of the institutions that made up our peer group for 2013 and were used to set 2014 pay. The 2013 peer group’s assets as of September 30, 2013 range between $2.8 billion and $8.4 billion, positioning us at approximately the 50th percentile of our peer group.

Company Name
National Penn Bancshares Inc.	Allentown	PA
Northwest Bancshares, Inc.	Warren	PA
NBT Bancorp Inc.	Norwich	NY
Provident Financial Services	Iselin	NJ
Community Bank System, Inc.	De Witt	NY
First Commonwealth Financial	Indiana	PA
Boston Private Financial Holdings, Inc.	Boston	MA
Tompkins Financial Corporation	Ithaca	NY
Flushing Financial Corp.	Flushing	NY
S&T Bancorp Inc.	Indiana	PA
TrustCo Bank Corp NY	Glenville	NY
WSFS Financial Corp.	Wilmington	DE
Sandy Spring Bancorp, Inc.	Olney	MD
Sterling Bancorp	Montebello	NY
Eagle Bancorp, Inc.	Bethesda	MD
Century Bancorp, Inc.	Medford	MA
Lakeland Bancorp	Oak Ridge	NJ
Sun Bancorp, Inc.	Mount Laurel	NJ
Kearny Financial Corp (MHC)	Fairfield	NJ
Hudson Valley Holding Corp.	Yonkers	NY
Oritani Bank	Township of Washington	NJ

Employment and Change in Control Severance Agreements

Chief Executive Officer/Chief Financial Officer. We maintain employment agreements with Messrs. Cuddy and Cestare to outline the terms and conditions of employment and ensure the stability of our management team by providing our top executives with financial protection if an executive is terminated in connection with a change in control of Beneficial Bancorp or if an executive is involuntarily terminated by Beneficial Bank or Beneficial Bancorp for reasons other than cause (as defined in the employment agreements). The terms and conditions of our employment agreements are consistent with the agreements provided to executive officers in the thrift industry and reflect best practices, such as the exclusion of tax gross-ups. Unless otherwise extended or terminated in accordance with the terms of the agreements, the employment agreements with Messrs. Cuddy and Cestare will expire on February 6, 2017. See “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Post-Termination Payments” for a detailed discussion of the terms of the employment agreements and the benefits and payments provided upon termination of service for Messrs. Cuddy and Cestare.

Other Named Executive Officers. Mr. Gallagher, Ms Ryder and Mr. Maines have entered into change in control severance agreements with Beneficial Bank. These agreements provide the executive with financial protection if his or her employment is terminated in connection with a change in control. Unless otherwise extended or terminated in accordance with its terms, the agreements with Mr. Gallagher, Ms Ryder and Mr. Maines will expire on February 6, 2017. See “Executive Compensation—Change in Control Severance Agreements” and “Executive Compensation—Potential Post-Termination Payments”

for a detailed discussion of the terms of the change in control severance agreements and the benefits and payments provided upon termination of service for Mr. Gallagher, Ms Ryder and Mr. Maines.

The Compensation Committee reviews each named executive officer’s performance and his or her agreement on an annual basis to determine whether to extend the term of the agreement for an additional year. The Compensation Committee’s decision to extend the term of an agreement with a named executive officer is discretionary and reflects its evaluation of the executive’s role in Beneficial Bancorp and his or her overall job performance.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires that all compensation be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner. When making grants under the 2008 Equity Incentive Plan, the Compensation Committee considers the tax implications of the awards. Therefore, all stock options granted under our equity plan, since its implementation, have been non-statutory stock options.

Retirement Benefits; Employee Welfare Benefits

All of our named executive officers are eligible to participate in the tax-qualified retirement plans available to Beneficial Bank employees. This includes the employee savings and stock ownership plan and, for those executives employed by Beneficial Bank before June 30, 2008, the Employees’ Pension and Retirement Plan of Beneficial Bank (the “Pension Plan”). The Pension Plan was frozen effective June 30, 2008 in connection with the restructuring of our retirement program. Our employee savings and stock ownership plan allows eligible employees, including the named executive officers, to supplement their retirement savings with elective deferral contributions that we match at specified levels. The employee savings and stock ownership plan also provides for additional discretionary employer contributions based on a percentage of participant compensation, subject to the Internal Revenue Code contribution limits.

In addition to our tax-qualified retirement plans, we also maintain two non-qualified supplemental retirement arrangements for certain named executive officers. These types of supplemental retirement plans assist Beneficial Bancorp in attracting and retaining executive talent. The Compensation Committee periodically reviews the plans with due consideration given to prevailing market practice, overall compensation philosophy and cost to Beneficial Bancorp. Mr. Cuddy is a participant in the Beneficial Bank Supplemental Pension and Retirement Plan, which provides him with a benefit that would have been payable under the Pension Plan but for certain Internal Revenue Code limits on compensation and benefits. See “Executive Compensation—Pension Benefits—Supplemental Pension and Retirement Plan” for a detailed description of the arrangement and contributions made on behalf of Mr. Cuddy in 2014. Beneficial Bancorp also maintains an Elective Deferred Compensation Plan, a non-qualified defined contribution plan, to allow Beneficial Bank to provide restorative payments to participants who experience a shortfall in retirement benefits under the employee savings and stock ownership plan due to Internal Revenue Code limits on compensation that reduce benefits for highly compensated executives under tax-qualified retirement plans. The Compensation Committee has designated each of our named executive officers as participants in the Elective Deferred Compensation Plan.

In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice. All benefits offered to named executive officers are provided at the same coverage level and cost as those offered to all Bank employees.

Perquisites

We annually review the perquisites that we make available to our named executive officers. The primary perquisites for senior managers include an automobile allowance and certain club dues. See “Executive Compensation— Summary Compensation Table” for detailed information on the perquisites provided to our named executive officers.

Stock Compensation Grant and Award Practices; Timing Issues

Our Compensation Committee considers whether to make equity awards to officers and directors on an annual basis and in connection with new hires and promotions. The Compensation Committee considers the recommendations of our chief executive officer and other executive officers with respect to awards contemplated for their subordinates. The Compensation Committee also consulted our Compensation Consultant to ensure our equity award program is competitive with our peer group. The Compensation Committee is solely responsible for the development of the schedule of equity awards made to our chief executive officer and the other named executive officers.

The Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. The release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors.

The terms and conditions of each equity award are determined in accordance with the applicable provisions of our 2008 Equity Incentive Plan. The Compensation Committee has structured our current equity program to include the grant of non-statutory stock options, performance shares and restricted shares. All director awards (non-statutory stock options and restricted stock awards) vest at a rate of 20% per year, beginning on the first anniversary date of the grant date of the award. All stock options granted to our named executive officers vest at a rate of 20% per year commencing on the first anniversary of the grant date and restricted stock awards vest over a five-year period with 60% of the award vesting on the third anniversary and 20% of the award vesting each of the next two years. All stock options and stock awards granted under the equity plan become 100% vested upon an award recipient’s death, disability or a change in control. Performance share awards were granted to certain executive officers in 2009, 2010 and 2011. These performance share awards vest upon the satisfaction of certain financial benchmarks determined by the compensation committee. The Compensation Committee established a goal that requires Beneficial Bancorp to achieve a return on average assets of not less than 1% by the fifth full fiscal year following the date of grant. If at the end of the measurement period, Beneficial Bancorp has not achieved the return on average assets target, the new benchmark for vesting purposes is attaining a return on average assets that is sufficient to put Beneficial Bancorp in the top quartile of thrifts nationwide with assets between $1 billion and $10 billion based on return on average assets. If neither performance benchmark is reached by the fifth full fiscal year following the grant date, all shares subject to the performance award are forfeited. The named executive officers did not receive performance share awards in 2014. See “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” for detail on the outstanding equity awards granted to our named executive officers as of December 31, 2014.

In accordance with our equity plan, the Compensation Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.

Stock Ownership Requirements

Under the Company’s stock ownership and retention policy, our President and Chief Executive Officer is expected to own or acquire Beneficial Bancorp stock having a fair market value equal to three times his base salary. All other named executive officers are expected to own or acquire Beneficial Bancorp common stock having a fair market value equal to one times each officer’s base salary. Each named executive officer’s individual stock ownership requirement is based on his or her salary as of March 17, 2011 or for new executives, as of his or her date of hire and will not change due to a change in base salary or fluctuation in Beneficial Bancorp’s stock prices. However, the Corporate Governance Committee, may, from time to time, re-evaluate or revise the guidelines for corporate reasons. Non-employee directors of Beneficial Bancorp are expected to own or acquire Beneficial Bancorp common stock having a fair market value equal to ten times the annual retainer received by each director for services rendered as a director of Beneficial Bancorp as of March 17, 2011. All individuals subject to the stock ownership and retention policy have five years from appointment as a named executive officer or director (whichever is applicable) or March 17, 2016, whichever is later, to satisfy the stock ownership guidelines. Shares counted towards the ownership requirements include shares of Beneficial Bancorp common stock purchased in the open market, owned out-right by an individual, or members of his or her immediate family residing in the same household, whether held individually or jointly, restricted stock granted under Beneficial Bancorp’s equity plans, shares held in trust or by a family limited partnership and shares acquired through the employee savings and stock ownership plan. Failure to meet, or in unique circumstances to show sustained progress toward meeting the stock ownership guidelines, may result in a reduction in future long-term incentive grants and/or payment of future annual incentives in the form of stock. In addition to stock ownership requirements, Beneficial Bancorp also established a mandatory holding period of six months for stock acquired under Beneficial Bancorp’s 2008 Equity Incentive Plan. Once stock ownership goals are achieved, the ownership requirement amount should be maintained for as long as an individual is subject to the stock ownership guidelines.

Clawback Policy

Our stock-based and cash-based incentive plans provide that if our Board of Directors determines that a named executive officer alters, inflates or inappropriately manipulates the performance/financial results of Beneficial Bancorp or violates recognized ethical business standards, the Board will, to the extent permitted by applicable law, seek recoupment from that named executive officer of any portion of performance-based compensation (cash or stock) paid to the named executive officer. Effective January 1, 2012, we adopted a clawback policy that incorporates the plan provisions and further states that if a named executive officer engages in fraud or willful misconduct that causes or otherwise contributes to the need for a material restatement of our financial results, the Board of Directors will direct the Compensation Committee to review all performance-based compensation awarded to or earned by that named executive officer during the three-year period before the fiscal periods materially affected by the restatement. If, in the Compensation Committee’s view, the performance-based compensation would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that named executive officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. The Compensation Committee will monitor our clawback policy as further guidance is released by the U.S. Securities and Exchange Commission as part of the Dodd-Frank Act.

Risk Assessment

At the direction of the Compensation Committee, Beneficial Bancorp has reviewed its compensation and benefit programs to determine if the programs create undesired or unintentional risk of a material nature. This risk assessment process included: a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Beneficial Bancorp strategy. The results of the risk assessment concluded that our compensation policies and practices do not encourage excessive risk-taking; are compatible with effective internal controls and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following tables provides information concerning the total compensation awarded, earned or paid to the principal executive officer and principal financial officer of Beneficial Bancorp and our three other most highly compensated executives during the year ended December 31, 2014. These officers are referred to as the “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation		Change in Pension Value (3)	All Other Compensation (4)	Total
Gerard P. Cuddy	2014	$570,646	$—	$237,000	$327,750	$308,117		$12,961	$59,409	$1,515,883
President and Chief	2013	559,231	—	184,800	252,750	112,400		—	61,422	1,170,603
Executive Officer	2012	540,769	—	182,600	263,250	165,000		9,550	64,303	1,225,472

Thomas D. Cestare	2014	345,015	—	189,600	262,200	149,031		—	28,765	974,611
Executive Vice President	2013	338,250	—	147,840	202,200	88,345		—	21,710	798,345
and Chief Financial Officer	2012	331,250	—	118,690	175,500	70,788		—	25,807	722,035

Martin F. Gallagher, Jr.	2014	240,983	—	71,100	152,950	60,720		—	28,695	554,448
Executive Vice President	2013	233,603	50,000	55,440	117,950	24,933		—	17,812	499,738
and Chief Credit Officer	2012	228,895	—	63,910	140,400	63,268	(5)	—	14,474	510,947

Joanne R. Ryder	2014	243,692	—	71,100	139,840	64,260		—	21,973	540,865
Executive Vice President	2013	229,454	25,000	55,440	107,840	61,500		—	15,310	494,544
and Director of Brand &	2012	209,231	—	54,780	112,320	59,126		—	16,228	451,685
Strategy

Robert J. Maines	2014	233,539	—	47,400	131,100	51,319		—	20,585	483,943
Executive Vice President	2013	217,077	—	36,960	101,100	46,000		—	14,185	415,322
and Director of Operations	2012	197,692	—	36,520	105,300	40,000		—	16,334	395,846

(1)                  Reflects the grant date aggregate fair value calculated in accordance with FASB ASC Topic 718 on outstanding restricted stock awards for each of the named executive officers. The amounts were calculated based on Beneficial Bancorp’s stock price as of the date of grant as follows: (i) $10.77 for all 2014 restricted stock awards; (ii) $8.40 for all 2013 restricted stock awards; (iii) and $8.30 for all 2012 restricted stock awards. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.

(2)                  Reflects the grant date aggregate fair value calculated in accordance with FASB ASC Topic 718 for outstanding stock option awards for each of the named executive officers based upon a fair value for each option using the Black-Scholes option pricing model as follows: (i) $3.97 for all 2014 option awards: (ii) $3.06 for all 2013 option awards; (iii) and $3.19 for all 2012 option awards. Beneficial Bancorp uses the Black-Scholes option pricing model to estimate its compensation cost for stock options awards. For further information on the assumptions used to compute fair value, see note 18 to the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The actual value, if any, realized by a named executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above.

(3)                  Represents the actuarial change in pension value in Mr. Cuddy’s amounts during the years ended December 31, 2014 and 2012 under the Beneficial Bank Consolidated Pension Plan and the Beneficial Bank Supplemental Pension and Retirement Plan. The pension value decreased by $5,342 in 2013 as a result of an increase in the discount rate during the year and not in the total pension benefit to be received in the future. See “Pension Benefits” below for a further discussion of these arrangements.

(4)                  Details of the amounts reported in the “All Other Compensation” column for 2014 are provided in the table below.

	Mr. Cuddy		Mr. Cestare		Mr. Gallagher		Ms. Ryder		Mr. Maines
Employer contributions to employee savings and stock ownership plan	$9,375		$11,021		$11,881		$11,402		$13,052
Nonqualified deferred compensation contributions (a)	25,383		10,402		3,355		4,572		1,532
Perquisites	24,651	(b)	—	(c)	13,459	(d)	—	(c)	—	(c)

(a)                 Represents Beneficial Bancorp’s 2014 contribution to the Elective Deferred Compensation Plan.

(b)                 Includes the value of executive’s personal use of a company-owned automobile and club membership fees.

(c)                  Did not exceed $10,000.

(d)                 Includes club membership fees.

(5)                  Represents Mr. Gallagher’s payment under the 2012 Management Incentive Plan, which consists of $50,000 guaranteed incentive payment pursuant to Mr. Gallagher’s written offer of employment from Beneficial Bank and an additional $13,268 earned in satisfaction of performance criteria under the 2012 Management Incentive Plan.

Employment Agreements

Beneficial Bancorp and Beneficial Bank maintain two-year employment agreements with Messrs. Cuddy and Cestare. Each employment agreement permits Beneficial Bancorp and Beneficial Bank, in their sole discretion, to annually renew the term of the agreements for an additional year in connection with the officer’s annual performance reviews, so that the term of the employment agreements remain at two years. Unless otherwise extended or terminated in accordance with the terms of the agreements, the employment agreements with Messrs. Cuddy and Cestare expire on February 6, 2017. The employment agreements provide for, among other things, a minimum annual base salary, eligibility to participate in employee benefit plans and programs maintained by Beneficial Bancorp and Beneficial Bank for the benefit of their employees, including discretionary bonuses, incentive compensation programs, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits applicable to executive personnel. The employment agreements also contain a provision that prohibits an executive from competing with Beneficial Bancorp or Beneficial Bank if the executive’s employment is terminated for reasons other than a change in control.

See “Potential Post-Termination Payments” for a discussion of the benefits and payments each executive may receive under the employment agreements upon termination of employment.

Change in Control Severance Agreements

Beneficial Bank maintains a change in control severance agreement with Mr. Gallagher, Ms. Ryder and Mr. Maines. The change in control severance agreements provide each executive with financial protection if his or her employment is terminated in connection with a change in control of Beneficial Bancorp. See “—Potential Post-Termination Payments” for a discussion of the benefits and payments Mr. Gallagher, Ms Ryder and Mr. Maines are entitled to upon termination of employment in connection with a change in control of the Company or Bank.

Grants of Plan Based Awards

2008 Equity Incentive Plan. The following table provides information concerning restricted stock and stock option awards granted to the named executive officers in 2014 under the Beneficial Bancorp 2008 Equity Incentive Plan. All stock options awarded in 2014 were granted as non-statutory stock options.

Name	Grant Date	Number of Shares of Stock or Units (1)	Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Awards and Options (3)
Gerard P. Cuddy	02/20/2014	21,998	82,492	$10.77	$564,750
Thomas D. Cestare	02/20/2014	17,598	65,994	10.77	451,800
Martin F. Gallagher, Jr.	02/20/2014	6,599	38,496	10.77	224,050
Joanne R. Ryder	02/20/2014	6,599	35,196	10.77	210,940
Robert J. Maines	02/20/2014	4,399	32,997	10.77	178,500

(1)              For all named executive officers, restricted shares vest according to the following schedule: shares are subject to a three-year cliff vesting schedule whereby no shares vest on the first and second anniversaries of the award; 60% of the shares vest on the third anniversary of the award; and 20% of the shares each vest on the fourth and fifth anniversaries of the award.

(2)                  Options vest in five equal annual installments beginning on the first anniversary of the date of grant.

(3)                  Sets forth the grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of all restricted stock awards is equal to the number of awards multiplied by $10.77, the closing price for Beneficial Bancorp’s common stock on the date of grant. The grant date fair value for stock option awards is equal to the number of options multiplied by a fair value of $3.97, which was computed using the Black-Scholes option pricing model. For further information on the assumptions used to compute fair value, see note 18 to the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Beneficial Bancorp maintains the 2008 Equity Incentive Plan to further its commitment to performance-based compensation and to provide participants with an opportunity to have an equity interest in Beneficial Bancorp. The plan is administered by Beneficial Bancorp’s Compensation Committee. The Compensation Committee has the authority to grant stock options, restricted stock awards and performance shares to officers and directors of Beneficial Bancorp and Beneficial Bank. Additional information on the 2008 Equity Incentive Plan is set forth in the “Compensation Discussion and Analysis” section of this proxy statement.

Management Incentive Plan. The following table sets forth the threshold, target and maximum award that may be earned by each named executive officer under our 2014 MIP. See “Compensation Discussion and Analysis—Short-Term Cash-Based Incentive Compensation” for detailed information on Beneficial Bancorp and individual performance measures that must be achieved for an eligible named executive officer to receive an award under the plan.

		Estimated Possible Payouts
	Date of	Under Non-Equity Incentive
	Corporate	Plan Awards (1)
Name	Approval	Threshold	Target	Maximum
Gerard P. Cuddy	02/20/2014	$100,318	$286,620	$429,930
Thomas D. Cestare	02/20/2014	51,987	138,633	207,950
Martin F. Gallagher, Jr.	02/20/2014	22,770	60,720	91,079
Joanne R. Ryder	02/20/2014	22,950	61,200	91,800
Robert J. Maines	02/20/2014	21,995	58,650	87,975

(1)              The “Summary Compensation Table” shows the actual awards earned by our named executive officers under the 2014 MIP.

The 2014 MIP is designed to recognize and reward executives for their individual and collective contributions to the success of Beneficial Bancorp and Beneficial Bank. The plan focuses on performance measures that are critical to the profitability and growth of Beneficial Bancorp and its affiliates. See “Compensation Discussion and Analysis—Short-Term Cash-Based Incentive Compensation” for detailed information on the plan and Beneficial Bancorp and individual performance measures used by the Compensation Committee to determine payouts under the 2014 MIP.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2014.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (6)

Gerard P. Cuddy	08/06/2008	219,980	—	$10.78	08/06/2018	—		$—
	03/09/2009	16,498	—	7.59	03/09/2019	8,249	(2)	92,059
	03/05/2010	13,198	3,300	8.82	03/05/2020	9,899	(3)	110,473
	05/27/2011	19,798	13,199	7.62	05/27/2021	20,898	(4)	233,222
	03/23/2012	32,997	49,495	8.30	03/23/2022	21,998	(5)	245,498
	01/17/2013	16,498	65,994	8.40	01/17/2023	21,998	(5)	245,498
	02/20/2014	—	82,492	10.77	02/20/2024	21,998	(5)	245,498

Thomas D. Cestare	07/06/2010	2,199	550	9.09	07/06/2020	550	(3)	6,138
	05/27/2011	19,798	13,199	7.62	05/27/2021	25,298	(4)	282,326
	03/23/2012	21,998	32,997	8.30	03/23/2022	14,298	(5)	159,566
	01/17/2013	13,198	52,796	8.40	01/17/2023	17,598	(5)	196,394
	02/20/2014	—	65,994	10.77	02/20/2024	17,598	(5)	196,394

Martin F. Gallagher, Jr.	06/27/2011	1,649	1,100	7.46	06/27/2021	1,100	(5)	12,276
	03/23/2012	17,598	26,398	8.30	03/23/2022	7,699	(5)	85,921
	01/17/2013	7,699	30,797	8.40	01/17/2023	6,599	(5)	73,645
	02/20/2014	—	38,496	10.77	02/20/2024	6,599	(5)	73,645

Joanne R. Ryder	08/06/2008	27,497	—	10.78	08/06/2018	—		—
	03/09/2009	2,749	—	7.59	03/09/2019	—		—
	03/05/2010	2,199	550	8.82	03/05/2020	660	(5)	7,366
	05/27/2011	13,198	8,800	7.62	05/27/2021	2,640	(5)	29,462
	03/23/2012	14,078	21,118	8.30	03/23/2022	6,599	(5)	73,645
	01/17/2013	7,039	28,157	8.40	01/17/2023	6,599	(5)	73,645
	02/20/2014	—	35,196	10.77	02/20/2024	6,599	(5)	73,645

Robert J. Maines	03/09/2009	2,749	—	7.59	03/09/2019	—		—
	03/05/2010	2,199	550	8.82	03/05/2020	660	(5)	7,366
	05/27/2011	9,899	6,599	7.62	05/27/2021	2,640	(5)	29,462
	03/23/2012	13,198	19,799	8.30	03/23/2022	4,399	(5)	49,093
	01/17/2013	6,599	26,398	8.40	01/17/2023	4,399	(5)	49,093
	02/20/2014	—	32,997	10.77	02/20/2024	4,399	(5)	49,093

(1)                  Options vest in five equal annual installments beginning one year from the date of grant.

(2)                  Shares were forfeited in January 2015 because certain vesting requirements were not satisfied.

(3)                  For Mr. Cuddy, restricted shares vest according to the following schedule: (1) 1,650 shares representing 20% of the award will vest on the fifth anniversary of the award, to occur in 2015; and (2) 8,249 shares will vest if certain specified performance requirements are met during the performance measurement period beginning with the twelve months ended December 31, 2011 and ending with the twelve months ended December 31, 2015. For Mr. Cestare, restricted shares vest in five equal annual installments beginning on the first anniversary of the date of grant.

(4)                  For Mr. Cuddy, restricted shares vest according to the following schedule: (1) 4,400 shares representing 40% of the award will vest 20% on each of the fourth and fifth anniversaries of the award, to occur in 2015 and 2016; and (2) 16,498 shares will vest if certain specified performance requirements are met during the performance measurement period beginning with the twelve months ended December 31, 2012 and ending with the twelve months ended December 31, 2016.  For Mr. Cestare, restricted shares vest according to the following schedule: (1) 8,800 shares representing 40% of the award will vest 20% on each of the fourth and fifth anniversaries of the award, to occur in 2015 and 2016; and (2) 16,498 shares will vest if certain specified performance requirements are met during the performance measurement period beginning with the twelve months ended December 31, 2012 and ending with the twelve months ended December 31, 2016.

(5)                  Shares vest according to the following schedule: shares are subject to a three-year cliff vesting schedule whereby no shares vest on the first and second anniversaries of the award, 60% of the shares vest on the third anniversary of the award and 20% of the shares each vest on the fourth and fifth anniversaries of the award.

(6)                  Based upon Beneficial Bancorp’s closing stock price of $11.16 on December 31, 2014.

Vesting of Stock Awards

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2014.  No stock options were exercised during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Gerard P. Cuddy	9,897	$120,075
Thomas D. Cestare	13,747	169,140
Martin F. Gallagher, Jr.	1,649	20,385
Joanne R. Ryder	5,277	64,254
Robert J. Maines	5,277	64,254

(1)         Amounts have been adjusted to reflect the 1.0999 exchange ratio applied in connection with the completion of the Bank’s second-step conversion on January 12, 2015.

(2)         The value realized upon vesting is equal to the closing market price of the Company on the date of vesting multiplied by the number of shares acquired.  The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits

The following table sets forth the actuarial present value of Mr. Cuddy’s accumulated benefit under our tax-qualified and non tax-qualified defined benefit plans, along with the number of years of credited service under the respective plans. No distributions were made under the plans in 2014. Beneficial Bank froze the Employees’ Pension and Retirement Plan of Beneficial Bank effective June 30, 2008. Messrs. Cestare, Gallagher and Maines and Ms. Ryder are not participants in the Beneficial Bank tax-qualified and non-qualified defined benefit plans.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit (2)
Gerard P. Cuddy	Beneficial Bank Consolidated Pension Plan	0.5	$23,019

	Supplemental Pension and Retirement Plan of Beneficial Bank	0.5	34,336

(1)              Represents the number of years of credited service used only to determine the benefits under the pension plan and the supplemental pension plan. Years of credited service were frozen at June 30, 2008.

(2)              The present value of accumulated benefit assumes normal retirement (age 65), the election of a single life form of pension and is based on a 3.90% discount rate for the Employees’ Pension and Retirement Plan and 3.45% for the Supplemental Pension and Retirement Plan.

Consolidated Pension Plan. The Employees’ Pension and Retirement Plan of Beneficial Bank was frozen effective June 30, 2008. The frozen plan provides that an active participant may retire on or after the date the participant attains age 65 and upon retirement, after twenty-five accrual years of service as a participant, receive a monthly pension in the form of a straight life annuity equal to 50% of his or her average monthly compensation. If the participant’s service is less than 25 years, his or her pension will be adjusted by the ratio of service to 25 years. After attainment of age 55 and the completion of five years of service, an active participant may elect early retirement. Upon early retirement a participant will be entitled to receive his or her accrued pension commencing on his or her normal retirement date or, if the participant desires, he or she may elect to receive a reduced pension, which can commence on the first day of the month concurrent with or next following the participant’s early retirement date. If the employment of an active participant is terminated because of total and permanent disability, the participant will be entitled to receive a disability pension equal to the participant’s accrued pension, without actuarial reduction, commencing on the date the participant terminates employment due to disability and continuing until his death or until recovery from his total and permanent disability, if before age 65.

Participants generally have no vested interest in retirement plan benefits before the completion of five years of service. Following the completion of five years of vesting service, or in the event of a participant’s attainment of age 65 (or the fifth anniversary of participation in the plan, if later), death or termination of employment due to disability, a participant will become 100% vested in his or her accrued benefit under the retirement plan. The retirement plan provides that a participant may receive, subject to certain spousal consent requirements, his or her pension benefit in any of the following forms: (1) a life annuity, (2) a reduced life annuity for the participant’s life with 120 monthly payments guaranteed if the participant dies before receiving the 120 payments, (3) a 100%, 75% or 50% joint and survivor annuity, or (4) a lump sum distribution if the value of the accrued pension benefit is less than $5,000.

Supplemental Pension and Retirement Plan. The Supplemental Pension and Retirement Plan of Beneficial Bank provides benefits that would have been payable to certain officers under Beneficial Bank’s Employees’ Pension and Retirement Plan but for certain Internal Revenue Service limitations. Upon termination of employment with Beneficial Bank a participant is eligible to receive benefits under the Supplemental Pension and Retirement Plan equal to the excess, if any, of (1) the benefits that would have been payable to the participant commencing on the first day of the month coincident with or next following the attainment of age 65 under the Pension Plan in the form of a single life annuity, but for the limitations imposed by the Internal Revenue Code, based on a participant’s compensation and service with Beneficial Bank through June 30, 2008, over (2) the accrued benefits actually payable under the Pension Plan commencing on the first day of the month coincident with or next following the attainment of age 65 in the form of a single life annuity. If a participant dies before the commencement of benefits under the Pension Plan and if the participant’s spouse or beneficiary is entitled to a survivor’s benefit under the Pension, the spouse or beneficiary shall receive a benefit under the Supplemental Pension and Retirement Plan.

Nonqualified Deferred Compensation

The following table discloses contributions made under the Beneficial Bank Elective Deferred Compensation Plan, a non-qualified defined contribution plan, for each named executive officer in 2014, along with the earnings and balances on each executive’s account as of December 31, 2014.

Name	Executive Contributions in Last Fiscal Year	Beneficial Bank Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Gerard P. Cuddy	$—	$25,383	$6,902	$100,082
Thomas D. Cestare	—	10,402	2,640	36,508
Martin F. Gallagher, Jr.	—	3,355	502	8,643
Joanne R. Ryder	—	4,572	359	8,973
Robert J. Maines	—	1,532	250	4,015

Elective Deferred Compensation Plan. The Beneficial Bank Elective Deferred Compensation Plan assists executives designated participants in maximizing their ability to save on a tax-deferred basis. In addition to allowing participants to make elective deferrals, the plan permits Beneficial Bank to make discretionary matching contributions to eligible employee participants who have made the maximum voluntary contributions permitted under the employee savings and stock ownership plan. The plan provides for two types of non-discretionary employer contributions: profit sharing and matching contributions. If an employee savings and stock ownership plan participant exceeds the Internal Revenue Code compensation limits under the employee savings and stock ownership plan, the matching contribution and profit sharing contribution benefits lost due to the Internal Revenue Code compensation limits will be restored under Beneficial Bank’s Elective Deferred Compensation Plan. The plan is intended to constitute an unfunded plan primarily for providing deferred compensation for a select group of management or highly compensated employees. Participants receive distributions under the plan upon separation of service. The assets of the plan trust are subject to the claims of our creditors in the event of insolvency until paid to the plan participants and their beneficiaries as set forth in the plan.

Potential Post-Termination Payments

Payments Made Upon Termination for Cause. Under the terms of the employment agreements with Messrs. Cuddy and Cestare, if either of the executives is terminated for cause, he will receive his base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or arrangement under which those benefits are provided. In addition, a termination for cause will also result in the forfeiture of all unvested stock awards (time-based and performance) and vested stock options that have not been exercised. Further, participants in Beneficial Bank’s 2014 MIP will forfeit all rights to incentive opportunities as a result of termination for cause.

Payments Made Upon Termination Without Cause or for Good Reason. Under the terms of the employment agreements with Messrs. Cuddy and Cestare, if Beneficial Bank or Beneficial Bancorp terminates either executive’s employment for reasons other than for cause or a change in control, or if either executive resigns from Beneficial Bank or Beneficial Bancorp after specified circumstances set forth in the agreements that would constitute constructive termination, the employment agreements provide that the executive or, if the executive dies, his beneficiary, would be entitled to receive two times the sum of the executive’s (1) current base salary and (2) the average of the bonus paid (including performance bonuses paid under the 2014 MIP) by the Company and/or Bank for the three years preceding the executive’s termination of employment. The severance benefit would be paid ratably over a two-year period. In addition, the executive would be entitled to receive, for the 36-month period following his termination date, medical, dental and life insurance coverage. If Beneficial Bank or Beneficial Bancorp terminates its employment relationship with Messrs. Cuddy and Cestare, during the term of their employment agreements for reasons other than cause or a change in control, the executive must adhere to a one-year non-competition restriction.

If any named executive officer terminates employment without cause or for good reason he or she will forfeit all unvested stock awards, performance awards and stock options.

Participants in Beneficial Bank’s 2014 MIP must be employed by Beneficial Bank on the date the benefits are distributed. Therefore, if a participant terminates employment without cause or for good reason before payment under the 2014 MIP, all rights to plan benefits are forfeited.

Payments Made Upon Disability. The employment agreements provide each executive with a disability benefit equal to two-thirds of the executive’s bi-weekly rate of base salary as of his termination date. An executive will cease to receive disability payments upon the earlier of: (1) the date the executive returns to full-time employment; (2) the death of the executive; (3) the executive’s attainment of age 65; or (4) the date the employment agreement would have expired had the executive’s employment not terminated by reason of the executive’s disability. In addition, the executive would continue to be covered, to the greatest extent possible, under all benefit plans in which the executive participated before his or her disability as if he or she were actively employed by us. Disability payments are reduced by any disability benefits paid to an executive under any policy or program maintained by Beneficial Bank.

If any named executive officer terminates employment due to disability, he or she will vest 100% in all unvested stock awards and stock options.

If a participant in Beneficial Bank’s 2014 MIP terminates his or her service with Beneficial Bank due to a disability, his or her award will be prorated based on the period of active employment with Beneficial Bank.

Payments Made Upon Death. Under the employment agreements, each executive’s estate is entitled to receive any salary and bonus accrued but unpaid as of the date of the executive’s death.

If a participant in Beneficial Bank’s 2014 MIP dies, his or her estate will receive the prorated portion of the participant’s award as of his or her date of death.

Payments Made Upon a Change in Control. Following a change in control of Beneficial Bank or Beneficial Bancorp, under the terms of the employment agreements with Messrs. Cuddy and Cestare, if either executive voluntarily terminates (upon circumstances discussed in the agreement) or involuntarily terminates employment, the executive or, if the executive dies, the executive’s beneficiary, would be entitled to receive a lump sum severance payment equal to three times the sum of the executive’s: (1) base salary and (2) the average of the bonus paid (including performance bonuses paid under the 2014 MIP) by the Company and/or Bank for the three years preceding the executive’s termination of employment. In addition, the executive would also be entitled to continued medical, dental and life insurance coverage for the executive and his dependents for 36 months following termination of employment. Mr. Cuddy would also be entitled to continue his club memberships for 36 months following his termination of employment at no cost to him.

Under the terms of the change in control severance agreement with Mr. Gallagher, Ms. Ryder or Mr. Maines, if within twelve months of a change in control, any of the executives is involuntarily terminated or voluntarily terminates employment with Beneficial Bancorp as a result of not being offered a Comparable Position (as defined in the agreements) he or she would be entitled to receive a lump sum severance payment equal to three times the sum of his or her: (1) base salary and (2) most recent bonus paid (including performance bonuses paid under the 2014 MIP) by Beneficial Bancorp and/or Beneficial Bank. In addition, each executive would also be entitled to continued medical, dental and life insurance coverage for 36 months following termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is equal to an average of the individual’s Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years). Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes. The employment agreements and change in control severance agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Under the terms of Beneficial Bank’s employee savings and stock ownership plan, upon a change in control (as defined in the plan), the plan trustee will repay in full any outstanding acquisition loan and all remaining shares held in the loan suspense account after repayment will be allocated to participants as set forth in the plan.

If the executives terminate employment in connection with a change in control, they will vest 100% in all unvested equity awards.

Payments Upon Retirement. In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “—Pension Benefits” above, participants in the 2014 MIP who retire from Beneficial Bank will receive a prorated payout based on the period of the participant’s active employment only.

All payments under the Elective Deferred Compensation Plan will be made in accordance with the form and timing elections made at the time of each executive’s deferral election.

Potential Post-Termination Benefits Tables. The amount of compensation payable to each named executive officer upon termination for cause, termination upon an event of termination, change in control followed by termination of employment, disability, death and retirement is shown below. The amounts shown assume that such termination was effective as of December 31, 2014, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The amounts do not include the executive’s account balances in Beneficial Bank’s tax-qualified retirement plans to which each executive has a non-forfeitable interest. The amounts shown relating to unvested options and awards are based on the fair market value of Beneficial Bancorp’s common stock on December 31, 2014, which was $11.16. The actual amounts to be paid out can only be determined at the time of such executive’s separation from service with Beneficial Bancorp.

The following table provides the amount of compensation payable to Mr. Cuddy in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason		Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$1,146,480	(2)	$1,719,720		$541,393		$—		$—
Annual cash incentive	—	390,345	(2)	585,517	(3)	308,117	(3)	308,117	(3)	308,117	(3)
Medical, life and dental insurance benefits	—	47,971		71,957		33,980	(4)	—		—
Fringe benefits (1)	—	—		13,762		—		—		—
Income attributable to vesting of stock awards	—	—		1,172,248		1,172,248		—		1,172,248

Total severance payment	$—	$1,584,796		$3,563,204	(5)	$2,055,738		$308,117		$1,480,365

(1)                  Represents the value of club membership fees for 36 months following termination of employment in connection with a change in control.

(2)                  Represents the cash payment due under the executive’s employment agreement. Assumes such payment would be paid ratably over a two-year period.

(3)                  Assumes 2014 Management Incentive Plan payment was made on December 31, 2014.

(4)                  Benefits have been calculated based on the date the agreement would have expired had the executive’s employment not terminated due to disability.

(5)                  The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

The following table provides the amount of compensation payable to Mr. Cestare in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason		Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$693,166	(1)	$1,039,749		$327,328		$—		$—
Annual cash incentive	—	205,443	(1)	308,164	(2)	149,031	(2)	149,031	(2)	149,031	(2)
Medical, life and dental insurance benefits	—	44,205		66,307		31,312	(3)	—		—
Income attributable to vesting of stock awards	—	—		840,818		840,818		—		840,818

Total severance payment	$—	$942,814		$2,255,038	(4)	$1,348,489		$149,031		$989,849

(1)              Represents the cash payment due under the executive’s employment agreement. Assumes such payment would be paid ratably over a two-year period.

(2)                 Assumes 2014 Management Incentive Plan payment was made on December 31, 2014.

(3)                  Benefits have been calculated based on the date the agreement would have expired had the executive’s employment not terminated due to disability.

(4)                  The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

The following table provides the amount of compensation payable to Mr. Gallagher in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$728,634		$—		$—		$—
Annual cash incentive	—	—	182,160	(2)	60,720	(2)	60,720	(2)	60,720	(2)
Medical, life and dental insurance benefits	—	—	66,051		—		—		—
Income attributable to vesting of stock awards	—	—	245,487		245,487		—		245,487

Total severance payment	$—	$—	$1,222,332	(1)	$306,207		$60,720		$306,207

(1)         The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

(2)         Assumes 2014 Management Incentive Plan payment was made on December 31, 2014.

The following table provides the amount of compensation payable to Ms. Ryder in each of the circumstances listed.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$734,400		$—		$—		$—
Annual cash incentive	—	—	192,780	(2)	64,260	(2)	64,260	(2)	64,260	(2)
Medical, life and dental insurance benefits	—	—	30,508		—		—		—
Income attributable to vesting of stock awards	—	—	257,763		257,763		—		257,763

Total severance payment	$—	$—	$1,215,451	(1)	$322,023		$64,260		$322,023

(1)         The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

(2)         Assumes 2014 Management Incentive Plan payment was made on December 31, 2014.

The following table provides the amount of compensation payable to Mr. Maines in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$703,800		$—		$—		$—
Annual cash incentive	—	—	153,957	(2)	51,319	(2)	51,319	(2)	51,319	(2)
Medical, life and dental insurance benefits	—	—	30,013		—		—		—
Income attributable to vesting of stock awards	—	—	184,107		184,107		—		184,107

Total severance payment	$—	$—	$1,071,877	(1)	$235,426		$51,319		$235,426

(1)         The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

(2)         Assumes 2014 Management Incentive Plan payment was made on December 31, 2014.

OTHER INFORMATION RELATING TO

DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2014.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Beneficial Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Beneficial Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Beneficial Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Beneficial Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although Beneficial Bank does not currently have such a program in place.

Pursuant to Beneficial Bancorp’s Audit Committee charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Beneficial Bancorp’s transactions with directors and executive officers of Beneficial Bancorp and with firms that employ directors, as well as any other related person transactions, to recommend to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within our policy and should be ratified and approved. Also, in accordance with banking regulations and its policy, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Beneficial Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to Beneficial Bancorp’s Code of Ethics and Business Conduct, all executive officers and directors of Beneficial Bancorp must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of Beneficial Bancorp. Such potential conflicts of interest include, but are not limited to: (1) Beneficial Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Beneficial Bancorp.

The aggregate amount of loans by Beneficial Bank to its executive officers and directors and their affiliates was $402,000 at December 31, 2014. As of that date, these loans were performing according to their original terms. The outstanding loans made to our directors and executive officers and their affiliates were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Beneficial Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

SUBMISSION OF BUSINESS PROPOSALS AND STOCKHOLDER NOMINATIONS

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 11, 2015.  If next year’s annual meeting is held on a date more than 30 calendar days from May 21, 2016, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting.  Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that a person may not be nominated for election as a director of the Company unless that person is nominated by or at the direction of the Company’s Board of Directors or by a stockholder who has given appropriate notice to the Company before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given the Company appropriate notice of its intention to bring that business before the meeting. The Company’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to the Company concerning the nature of the new business, the stockholder, the stockholder’s ownership in the Company and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder. A copy of the Company’s Bylaws may be obtained from the Company.

STOCKHOLDER COMMUNICATIONS

The Company encourages stockholder communications to the Board of Directors and/or individual directors.  All communications from stockholders should be addressed to Beneficial Bancorp, Inc., Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103.  Communications to the Board of Directors should be in the care of William J. Kline, Jr., Corporate Secretary.  Communications to individual directors should be sent to such director at the Company’s address.  Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chairperson of the particular committee, with a copy to Elizabeth H. Gemmill, the Chairperson of the Corporate Governance Committee.  It is in the discretion of the Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company.  Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone.  None of these persons will receive additional compensation for these activities.

We have elected to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe that these rules allow us to provide our stockholders with the information they need to vote at our annual meeting, while also lowering the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

A copy of the Company’s Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were stockholders as of the close of business on March 23, 2015 upon written request to William J. Kline, Jr., Corporate Secretary, Beneficial Bancorp, Inc., Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103.

Whether or not you plan to attend the annual meeting, please vote via the Internet, by telephone or by marking, signing, dating and promptly returning your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BENEFICIAL BANK PLACE 1818 MARKET STREET PHILADELPHIA, PA 19103 M85085-P60025 BENEFICIAL BANCORP, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors 1. The election as director, the nominee listed for a three-year term. For Withhold Nominee: ! ! 01) Elizabeth H. Gemmill Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! ! 2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Beneficial Bancorp, Inc. for the fiscal year ending December 31, 2015. ! ! ! 3. The approval of a non-binding resolution to approve the compensation of the Company's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2015 The proxy statement and the Company’s 2014 Annual Report to Stockholders are available at http://ir.thebeneficial.com/annuals.cfm. On this website, the Company also posts the Company’s 2014 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, including the Company’s 2014 audited consolidated financial statements. The Notice and Proxy Statement and Annual Report are also available at www.proxyvote.com. M85086-P60025 REVOCABLE PROXY BENEFICIAL BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS May 21, 2015 8:30 a.m., Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) the official proxy committee of Beneficial Bancorp, Inc. (the "Company"), consisting of Gerard P. Cuddy, Frank A. Farnesi and Thomas J. Lewis or any of them, with full power of substitution in each, to act as proxy for the stockholder(s), and to vote all shares of common stock of the Company which the stockholder(s) is/are entitled to vote only at the Annual Meeting of Stockholders to be held on May 21, 2015 at 8:30 a.m., local time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania, and at any adjournments thereof, with all of the powers the stockholder(s) would possess if personally present at such meeting as indicated on the reverse side of this proxy card. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. Address Changes/Comments: ______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed, on the other side)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on May 14, 2015. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2015. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BENEFICIAL BANK PLACE 1818 MARKET STREET PHILADELPHIA, PA 19103 M85087-P60025 BENEFICIAL BANCORP, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors 1. The election as director, the nominee listed for a three-year term. For Withhold Nominee: ! ! 01) Elizabeth H. Gemmill Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: Against Abstain For ! ! ! 2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Beneficial Bancorp, Inc. for the fiscal year ending December 31, 2015. ! ! ! 3. The approval of a non-binding resolution to approve the compensation of the Company's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M85088-P60025 Beneficial Bank Employee Savings and Stock Ownership Plan (the “KSOP”) Voting Instruction Card The participant, hereby directs Pentegra Trust Company (the "Plan Trustee"), to vote all shares of Beneficial Bancorp, Inc. (the "Company") common stock allocated to the participant's account in the Beneficial Bank Employee Savings and Stock Ownership Plan (the "KSOP") for which the participant is entitled to direct the Plan Trustee to vote at the Annual Meeting of Stockholders to be held on May 21, 2015 at 8:30 a.m., local time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania and at any adjournments thereof. The Plan Trustee will vote all unallocated shares of Company common stock held in the KSOP Trust and shares of Company common stock for which the Plan Trustee does not receive timely instructions, in a manner calculated to most accurately reflect the instructions it receives from other KSOP participants. Your voting instructions will be considered timely if received on or before May 14, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on May 14, 2015. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2015. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BENEFICIAL BANK PLACE 1818 MARKET STREET PHILADELPHIA, PA 19103 M85089-P60025 BENEFICIAL BANCORP, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors 1. The election as director, the nominee listed for a three-year term. For Withhold Nominee: ! ! 01) Elizabeth H. Gemmill Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Abstain Against ! ! ! 2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Beneficial Bancorp, Inc. for the fiscal year ending December 31, 2015. ! ! ! 3. The approval of a non-binding resolution to approve the compensation of the Company's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M85090-P60025 Beneficial Bancorp, Inc. 2008 Equity Incentive Plan Voting Instruction Card The participant, hereby directs Pentegra Trust Company (the "Plan Trustee"), to vote all unvested shares of Beneficial Bancorp, Inc. (the "Company") common stock awarded to the participant through the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan ("Equity Plan") for which the participant is entitled to direct the Plan Trustee to vote at the Annual Meeting of Stockholders to be held on May 21, 2015 at 8:30 a.m., local time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania and at any adjournments thereof. If the Plan Trustee does not receive timely voting instructions, the Plan Trustee will vote the shares as directed by the Company. Your voting instructions will be considered timely if received on or before May 14, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on May 14, 2015. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2015. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BENEFICIAL BANK PLACE 1818 MARKET STREET PHILADELPHIA, PA 19103 M85091-P60025 BENEFICIAL BANCORP, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors 1. The election as director, the nominee listed for a three-year term. For Withhold Nominee: ! ! 01) Elizabeth H. Gemmill Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! ! 2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Beneficial Bancorp, Inc. for the fiscal year ending December 31, 2015. ! ! ! 3. The approval of a non-binding resolution to approve the compensation of the Company's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M85092-P60025 Beneficial Bank Stock-Based Deferral Plan Voting Instruction Card The participant, hereby directs Pentegra Trust Company (the "Plan Trustee"), to vote all shares of Beneficial Bancorp, Inc. (the "Company") common stock credited to the participant's account in the Beneficial Bank Stock-Based Deferral Plan or which the participant is entitled to direct the Plan Trustee to vote at the Annual Meeting of Stockholders to be held on May 21, 2015 at 8:30 a.m., local time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania and at any adjournments thereof. If the Plan Trustee does not receive timely voting instructions, the Plan Trustee will vote the shares as directed by the Company. Your voting instructions will be considered timely if received on or before May 14, 2015.